Exhibit 99.1

ABERCROMBIE & FITCH CO. INCREASES FOURTH QUARTER SALES AND OPERATING MARGIN OUTLOOK BASED ON BETTER-THAN-EXPECTED HOLIDAY SALES

New Albany, Ohio, January 9, 2023: Abercrombie & Fitch Co. (NYSE: ANF) today provided a business update and updated its outlook for the fourth quarter and full year of fiscal 2022.

Fran Horowitz, Chief Executive Officer, said: “I am pleased with our quarter-to-date performance. Our brands performed well during the peak holiday selling period, delivering sequential sales trend improvement from third quarter levels, leading us to increase our fourth quarter sales and operating margin outlook.

At Abercrombie, the strong momentum we have seen all year at the Abercrombie & Fitch brand continued in the holiday season with the women's business on track to deliver its highest fourth quarter sales ever. Importantly, this strong performance has been complemented by an acceleration in men's growth from third quarter trends. For Hollister, while we expect to finish the fourth quarter with sales below 2021 levels, the sales trend improved nicely from third quarter as we have begun to realize initial benefits from assortment adjustments and personnel changes.

Moving into 2023, we continue to balance playing both offense and defense in this evolving macroeconomic environment. We are managing operating expenses tightly, and we continue to target an inventory level consistent with 2021 by year end, positioning our brands to chase receipts in the spring season. At the same time, we are leveraging the company's' strong financial position to drive key, long-term investments in our operations, specifically in technology, stores and supply chain. We believe these investments will best position us to achieve our 2025 Always Forward Plan."

Fourth Quarter of Fiscal 2022 Outlook:
	Current Fourth Quarter Outlook	Previous Fourth Quarter Outlook (1)
Net Sales	Up in the range of 1% to 2% (2)	Down in the range of 2% to 4% (2)
Operating Margin	In the range of 6% to 8%	In the range of 5% to 7%
Effective Tax Rate	Mid-to-high 40s	Mid-to-high 40s

Full Year Fiscal 2022 Outlook:
	Current Full Year Outlook	Previous Full Year Outlook (1)
Net Sales	Down around 1% (3)	Down in the range of 2% to 3% (3)
Operating Margin	In the range of 2.5% to 3%	In the range of 2% to 3%
(1) Released November 22, 2022
(2) The current fourth quarter outlook reflects an adverse impact of approximately 210 basis points from foreign currency, down from approximately 300 basis points in the previous outlook.
(3) The current full year outlook reflects an adverse impact of approximately 220 basis points from foreign currency, down from approximately 250 basis points in the previous outlook.

The company will be participating in meetings with investors and analysts at the ICR XChange Conference to be held on January 9-10, 2023.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our fourth quarter and annual fiscal 2022 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to recent inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks and uncertainty related to the ongoing COVID‐19 pandemic, including lockdowns in China, and any other adverse public health developments; risks related to geopolitical conflict, including the on-going hostilities in Ukraine, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on our strategic initiatives, including our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; and risks related to cybersecurity threats and privacy or data security breaches or the potential loss or disruption of our information systems.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 770 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Mackenzie Gusweiler	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com